Exhibit 5.1

Dorsey & Whitney LLP Letterhead

May 23, 2001

ADC Telecommunications, Inc.
12501 Whitewater Drive
Minnetonka, Minnesota 55343

      Re: Registration Statement on Form S-8

Ladies and Gentlemen:

    Reference is made to the Registration Statement on Form S-8 ("Registration Statement") that you intend to file with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the purpose of registering up to $50,000,000 of deferred compensation obligations (the "Deferred Compensation Obligations") of ADC Telecommunications, Inc. ("ADC") under the ADC Telecommunications, Inc. 401(k) Excess Plan (the "Plan").

    We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We also have assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates of officers of ADC.

    Based on the foregoing, we are of the opinion that the Deferred Compensation Obligations have been duly authorized and, when created in accordance with the terms of the Plan, will be valid and binding obligations of ADC enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting enforcement of creditors' remedies or by general principles of equity.

    Our opinions expressed above are limited to the laws of the State of Minnesota.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                      Very truly yours,

                      /s/ Dorsey & Whitney LLP

JLS